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EXHIBIT 27(c)(2)

VARIABLE CONTRACT SUPPLEMENT - AGENT

(a) GENERAL. This supplement is a part of your Agent's Contract and is subject to all its terms, definition and conditions. This supplement describes both the compensation we will provide on your variable contract business and your responsibilities with respect to the solicitation, sale or distribution of these contracts for us.

(b)      DEFINITIONS.  Whenever we use the following words this is what we mean.

VARIABLE GROUP UNIVERSAL LIFE BUSINESS. The Variable Group Universal Life insurance policies which we may issue on applications you obtain.

VARIABLE CONTRACTS. Variable group universal life business.

COST OF INSURANCE (COI). The portion of Earned Premium used to cover the cost of providing insurance coverage only. The portion of the premium allocated to pay the COI does not build cash value.

EARNED PREMIUM. Money which we have received in our home office and applied to pay the premiums due on variable contract business.

FIRST-YEAR PREMIUM.  Premiums due on a policy in the first year.

FIRST-YEAR COMMISSIONS.  Commissions on earned first-year premiums.

RENEWAL PREMIUMS.  Premiums due on a policy after the first policy year.

RENEWAL COMMISSIONS. Commissions on earned renewal premiums during the second through the tenth policy year.

SIDE FUND CONTRIBUTIONS. That portion of earned premium which is credited to the cash value of a policy owner. Side fund contributions do not include loan repayments or interest which accrues on side fund contributions.

(c) LICENSES. You will do all things necessary to get, and to keep in good standing, all licenses which you will need to solicit and sell variable contracts as a life insurance salesman for us in the jurisdictions in which you do business.

(d) BROKER-DEALER. You will do all things necessary to get, and to keep in good standing, all licenses which you will need to solicit and sell variable contracts for us and which are required because of your status as a registered representative of the broker-dealer authorized to distribute the variable contracts as our agent. You will also contract with the broker-dealer, such contract to govern your conduct and undertakings with respect to the sale of our variable contracts.

(e) THIS AGREEMENT. For all purposes under this supplement, we will consider the variable contracts to be our products.
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(f)   COMMISSIONS ON VARIABLE CONTRACTS.  In general, you will receive the following commissions on the Variable Group Universal Life Business that you sell:

       "Cost of Insurance" Commission                                        Side Fund Contribution
                    (COI)                                                          Commission
    -----------------------------------------------------------------------------------------------
    FIRST YEAR:
      40% of the COI component of                          PLUS                  4% of side fund
      the First-Year Premium                                                      contributions

    SECOND AND SUBSEQUENT YEARS:
      4% of the COI component of                           PLUS                  4% of side fund
      Renewal Premiums                                                            contributions


However, there will be a reduction in the amount of commissions paid for some group contracts and group situations. A reduction in the commissions will be determined by us be weighing the following elements:

     (1) The size and type of group to which the sale of the Variable Group Universal Life Policy is made. Generally, commissions for a larger group of Insureds will be lower than for a smaller group.

     (2) The total amount of premium payments to be received will be considered as affecting per dollar sales expenses. Per dollar sales expenses are likely to be less than larger premium amounts received on small premium amounts.

     (3) Any prior existing relationship with us may affect commissions. Generally, sales expenses are likely to be less where a relationship currently exists.

     (4) Any reduction in commissions are made by agreement between you and us.

     (5)  Other circumstances, of which we are not presently aware.

(g)  COMMISSION ADJUSTMENT.  We reserve the right to refund any purchase payments credited to our General Account under a variable contract. If we do make such a refund, we will charge you with the amount of any commission previously paid on the refunded payment. All charges thus made will be a debt which you owe us and will become a first lien against any and all amounts due you; we may offset this debt against any amount which we would otherwise credit to you under the Agent's contract.

(h) All provisions of Sections 6-10 of the Agent's contract will apply where applicable to any compensation payable under this supplement.

(i) TERMINATION OF THIS SUPPLEMENT. We reserve the right to modify or terminate this supplement at any time; however, any such modification or termination will be made uniformly among all of our agencies of the same class or as required by law or other competent authority.

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(j)   EFFECTIVE DATE.  This supplement shall become effective as of the date shown below.

Executed this _______ day of _______, 19____.


_______________________________________
Agent's Signature


_______________________________________
General Agent's Signature

Northstar Life Insurance Company


By_____________________________________
Authorized Officer